Exhibit 10-d

ADC The Broadband CompanyTM

Management Incentive Plan Document
Fiscal Year 2004

MANAGEMENT INCENTIVE PLAN DOCUMENT
Fiscal Year 2004

Plan Name and Effective Date

The name of this Plan is the ADC Telecommunications, Inc. Management Incentive Plan. The plan is effective from November 1, 2003 through October 31, 2004.

Purpose

The purpose of the Plan is to provide, with full regard to the protection of shareholder’s investments, a direct financial incentive for eligible managers and individual contributors to make a significant contribution to ADC’s established goals.

Eligibility

Eligibility for Fiscal Year 2004 is limited to full or part-time regular employees in the U.S. and in such other countries where ADC has specifically notified employees of eligibility for participation in the Plan. Eligibility for participation in this Plan is limited to such employees who hold executive, certain management and higher-level individual contributor positions. Temporary employees and independent contractors are not eligible for participation in this plan. In order to be eligible, an employee cannot participate in any other ADC incentive plan, except as approved by the Compensation and Organization Committee of the Board of Directors or the CEO, and must be employed in an eligible position on or before October 1, 2004.

Timing of Payment

Payments that become due under this Plan are made as soon as administratively feasible following the close of ADC's fiscal year, generally in late December or early January. All payments are subject to appropriate withholdings.

Plan Goals

The Plan reinforces the key goals that support ADC’s long-term strategic plans. The key factors in ADC’s FY 04 success are net sales and pro forma operating income. Cash management is also a key factor and will be primarily driven through these two goals.
These goals will be set at the ADC and business unit levels.

Following is a description of the two plan components:

Plan Goal	Definition
Net Sales	The amount ADC can recognize in accordance with GAAP for goods shipped or services provided to third party customers, net of returns received.
Pro Forma Operating Income	Net sales less the everyday expenses of doing business, including cost of incentive payments. It does not take into account interest income, interest expense, or other income/loss or income tax. It also excludes restructuring and other one-time expenses that are not reflective of the ongoing business.

ADC/BU Goal Weighting

Employees serving multiple business units have 100% of their incentive plan based on ADC goals and results. Employees dedicated to only one business unit have a portion of their incentive based on ADC results and a portion on business unit results. Manufacturing and support employees serving both the Connectivity and Wireless organizations, and no other organizations, will have a business unit component based on the combined financials of Connectivity and Wireless. The weightings for these situations are as follows:

Grade	ADC Wtg	BU Wtg
Grade 19+	50%	50%
Grades 15-18	30%	70%

For individual weighting, refer to the Participant Form.

Individual Performance

The size of an incentive award is affected by individual performance in addition to business performance. To recognize this, an individual performance factor will be applied to the calculation of incentive payments for 2004. The individual multiplier will be based on the performance ratings as defined in the ADC perform performance management system and will be applied at the time of payment as follows:

Rating	Individual Performance Adjustment
1 (Top)	Business Performance x 1.25 or more
2 (Middle)	Business Performance x .75 - 1.25
3 (Bottom)	Business Performance x .5 - .75

The use of the individual multipliers will not change the total amount that the business unit would have paid to all employees if no individual multipliers were used.

Minimum ADC Performance Payment Requirement

To ensure protection of shareholder interest, a minimum level of ADC pro forma operating income must be achieved before an incentive payment can be generated. Specific goals in this respect are contained in the Participant Form.

Calculation of Payment

Prior to making any payment under this Plan, the Board of Directors must determine that the claimed business performance levels have been achieved. The Board of Directors has complete authority and discretion to determine whether performance levels have been achieved, including without limitation the authority and discretion to properly calculate pro forma operating income. The size of an incentive award will be based on four factors:

1.	Target Incentive Opportunity – Determined on the basis of the ADC salary grade associated with an individual’s job and country of work. It is expressed as a percentage of an individual’s FY 2004 eligible base salary earnings.

2.	FY2004 Eligible Base Salary Earnings. This is the amount actually paid to the participant during the fiscal year in Base Salary. Base Salary for purposes of this Plan includes paid time off (such as vacation, sick pay or PTO), and excludes any salary continuation pay paid through ADC payroll and any disability insurance paid by an insurer.

3.	Business Performance against the established goals.

4.	Individual Performance Multiplier as explained below.

While each goal has a threshold of 0% of target incentive opportunity, the minimum individual payment is a total payment of 10% of an employee’s target. If incentives earned for all goals total less than 10% of target, no payout will be made. The maximum award attributable to each ADC and business unit performance factor is 300% of its target. The maximum total award is 300% of the target payout, as calculated after the individual performance multiplier is included. At target business performance and Level 2 individual performance with a performance multiplier of 1, the total award would be 100% of the stated target percent of Base Salary Earnings. The actual individual performance multipliers will vary.

This can be expressed as follows:

Threshold	Target	Maximum
10% of Target Incentive Opportunity	100% of Target Incentive Opportunity	300% of Target Incentive Opportunity

There are specific goals established for 0%, 50%, 100%, 200%, and 300% of target as indicated on the applicable Participant Form. Results between these specific points are interpolated for each goal.

Here is an example of a hypothetical award calculation. Refer to the Participant Form for the performance factors and weightings that apply.

Assume a Business Unit Plan participant with the following facts:

Target Opportunity:	15% of base salary earnings
Base Salary Earnings:	70,000
Performance Rating:	Level 2 with a performance multiplier of .95 applied
ADC Pro Forma Operating Income:	Minimum level of pro forma operating income achieved
Business Performance Percentages	Hypothetical ADC and BU results shown in the following table

Metrics	Measure Weighting	Performance	Wtd. Perf.
ADC Level Metrics ADC Net Sales Pro Forma Operating Income	50% 50%	107% 95%	53.5% 47.5% 101.0%
Business Unit Level Metrics Net Sales Pro Forma Operating Income	50% 50%	110% 95%	55.0% 47.5% 102.5%
Overall Weighted Performance ADC Metrics Business Unit Metrics	30% 70%	101 102.5%	30.3% 71.8% 102.1%
Payment Calculation: 70,000 (base salary) * 15% (incentive target) * 102.1% (business performance) * .95 (individual performance factor)= 10,184

Effect of Change in Employment Status

Termination of Employment. If employment with ADC is terminated for any reason other than death and if the Employment Termination Date occurs prior to the end of the Fiscal Year, a participant will not receive an award under the Plan. For purposes of this Plan, the “Employment Termination Date” is the date that the participant ceases to be an employee of ADC (as determined by the company). In the case of termination of employment by ADC, the Employment Termination Date shall be determined without regard to whether such termination is with or without cause or with or without reasonable notice.

Transfer, Promotion or Demotion to another position with a different ADC incentive plan, target incentive opportunity or business goals. A participant, who transfers, is promoted or demoted to another position with a different plan, target incentive opportunity or business goals will receive a prorated calculation of payment based upon the number of months served in each position. The participant must be in the new position by the first of the month in order to receive credit for that month under the new plan, target or goals. For example, a participant transferring from Systems Integration to Connectivity on June 10 would receive eight months payment under the Systems Integration plan (November- end of June) and four months under Connectivity (July-October). In order to receive payment under MIP , a participant must have completed one full month of service under the plan during that plan year.

Death. If a participant dies during the fiscal year, a pro-rated payment will be made to the participant’s estate after the end of the fiscal year. The payment will be based upon the time the participant served in the eligible position during the fiscal year.

Administration

A Management Incentive Plan Committee (“Committee”), appointed and authorized by the Compensation Committee of the Company’s Board of Directors, will administer this Plan. Subject to the complete and full discretion of the Compensation Committee of the Board of Directors, the Committee is authorized to make all decisions as required in administration of the Plan and to exercise its discretion to define, interpret, construe, apply, approve, administer, withdraw and make any exceptions to the terms of the Plan.

Right to Modify

ADC reserves the right to modify or adjust the Plan at any time in its sole discretion either in whole or with respect to a particular business unit. The Participant explicitly agrees with this modification right of ADC.

Governing Law

The Plan is made and shall be construed in accordance with the laws of the State of Minnesota, U.S.A. without regard to conflicts of law principles thereof, or those of any other state of the U.S.A. or of any other country, province or city.

Severability

If any provision of this Plan is held invalid, illegal or unenforceable by a court or tribunal of a competent jurisdiction, this Plan shall be deemed severable and such invalidity, illegality or unenforceability shall not affect any other provision of this Plan which shall be enforced in accordance with the intent of this Plan.

Assignment

The Company shall have the right to assign this Plan to its successors and assigns and this Plan shall inure to the benefit of and be enforceable by said successors and assigns. Participant may not assign this Plan or any rights hereunder.

Entire Understanding

This Plan constitutes the entire understanding between the parties regarding the payment of incentive compensation under this Plan, and it supercedes any and all prior agreements or understandings, whether oral or written, express or implied, on such subject matter.

No Acquired Rights or Entitlements/Plan Amendment or Termination

The Plan shall not entitle Participants to any future compensation. The Plan is not an element of the employees’ salary or base compensation and shall not be considered as part of such in the event of severance, redundancy, or resignation. ADC has no obligation to offer incentive plans to Participants in the future, and the plan shall be effective only for the time period specified in the plan and shall not be deemed to renew year over year. The Participant understands and accepts that the incentive payments made under the Plan are entirely at the sole discretion of ADC. Specifically, ADC assumes no obligation to the Participant under this Plan with respect to any doctrine or principle of acquired rights or similar concept. Subject to the provisions of the Plan, ADC may amend or terminate the Plan or discontinue the payment of incentives under the Plan at any time, at its sole discretion and without advance notice.